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                                                                     EXHIBIT 5.1

                                 August 22, 2001


Pain Therapeutics, Inc.
416 Browning Way
South San Francisco, California 94080


     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 22, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, for an aggregate of 1,300,000 shares of your Common Stock under the 1998 Stock Plan. Such shares of Common Stock are referred to herein as the "Shares," and such plan is referred to herein as the "Plan." As legal counsel for Pain Therapeutics, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreement which accompanies each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,
                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ Wilson Sonsini Goodrich & Rosati